Exhibit 99



FOR IMMEDIATE RELEASE
MRS TECHNOLOGY FILES UNDER CHAPTER 11


Chelmsford, Massachusetts, July 1, 1998 -- MRS Technology, Inc.  (NASDAQ:
MRSI) announced today it has filed for reorganization under Chapter 11 of the Federal Bankruptcy Code. The filing took place today at the federal bankruptcy court in Worcester, Massachusetts.

"We will continue to operate our support business and our priority is to continue to offer the highest quality service to those customers in our installed base," said Elvino daSilveira, Vice President, Customer Support of MRS Technology. "The Chapter 11 filing will enable us to conserve cash while continuing to seek financing and strategic partners to help us pursue our target market, the market for high density interconnect (HDI) with high density single and multi-chip packaging," said Carl Herrmann, President and CEO. In connection with this filing, the Company has reduced its workforce by approximately 80%, effective immediately. The Company has retained Cohn & Kelakos LLP of Boston as its Chapter 11 counsel.

MRS Technology, Inc. is a supplier of advanced systems needed for production of electronic products manufactured with large area microlithographic processes. Based in Chelmsford, Massachusetts, MRS Technology markets and sells its products worldwide. The Company's Common Stock is traded on the Nasdaq National Market; its trading symbol is MRSI.


MRS Technology, Inc. Contact: Jack Steele   978-250-0450 x 218
Cohn & Kelakos LLP Contact: Daniel C. Cohn  617-951-2505